Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan of our reports dated December 19, 2005, with respect to the consolidated financial statements of Integrated Electrical Services, Inc., Integrated Electrical Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Integrated Electrical Services, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2005 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
May 12, 2006